FOR IMMEDIATE RELEASE

SAEXPLORATION ANNOUNCES FIRST QUARTER 2018 CONSOLIDATED FINANCIAL RESULTS

May 15, 2018 – Houston, TX – SAExploration Holdings, Inc. (NASDAQ: SAEX, OTCQB: SXPLW) today announced its unaudited consolidated financial results for the first quarter (“Q1”) ended March 31, 2018.
First Quarter 2018 Summary

•	Revenue of $37.1 million, compared to $86.2 million in Q1 2017

•	Gross profit of $8.7 million, or 23.4% of revenues, compared to $25.1 million, or 29.2% of revenues, in Q1 2017

•	Adjusted gross profit, a non-GAAP measure, of $11.1 million, or 29.9% of revenues, compared to $28.4 million, or 33.0% of revenues, in Q1 2017

•	Net (loss) income available to common stockholders of $(38.5) million, or $(3.79) per share, compared to $6.8 million, or $0.73 per share, in Q1 2017

•	Adjusted EBITDA, a non-GAAP measure, of $6.0 million, or 16.3% of revenues, compared to $22.7 million, or 26.4% of revenues, in Q1 2017

•	Contracted backlog of $35.3 million through year-end 2018 and $401.4 million of bids outstanding as of March 31, 2018
Jeff Hastings, Chairman and CEO of SAE, commented, “This past quarter was challenging but also encouraging in certain respects. While activity in Alaska was down year-over-year, mostly due to the uncertain environment the state legislature has created over the past few years regarding production taxes and other matters, activity in Canada and Colombia was moderately higher than during the same time in prior periods. Operating margins during the first quarter were also impacted by tighter pricing, although we were somewhat successful in making up ground through outperforming at the field level on some fixed rate projects, partially offsetting the impact on contract pricing from an increase in competitive pressures. While we are seeing an improvement in bid opportunities, we continue to have to manage in a very difficult business environment due to persistent low levels of exploration spending.”
Mr. Hastings continued, “Given our current visibility and contracted backlog, we continue to expect 2018 to be a transition year, with activity levels not dissimilar from 2017. Colombia continues to be a positive market for us with new opportunities continuing to emerge beyond the projects already in backlog. The ocean-bottom marine market continues to remain active, but also highly competitive. We are encouraged by the addition of a small ocean-bottom marine project we recently added to backlog in the North Sea, which will be our inaugural project in that market. Alaska seems to be improving in the level of customer interest. However, due to the seasonality

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of that market, any new projects would likely take place in 2019. Aside from our core markets, we continue to evaluate and compete on opportunities in new markets, where we can effectively and efficiently deploy our equipment and people without stretching our resources. Moreover, our ongoing discussions with potential customers regarding long-term agreements and exclusive rights to new and innovative technologies also continue to progress.”
Mr. Hastings concluded, “With respect to the Alaskan tax credits, we continue to evaluate alternative paths to monetization. We are closely monitoring the State of Alaska’s progress with respect to its potential bond issuance to retire outstanding tax credits, and we continue to engage in discussions with potential strategic purchasers of the credits. In the meantime, our focus remains fixed on cash generation and preservation. We believe with our revamped capital structure and decreased interest expense, SAE is appropriately positioned to capitalize on a recovery in exploration spending.”
First Quarter 2018 Financial Results
Revenues decreased 56.9% to $37.1 million from $86.2 million in Q1 2017, primarily due to a decrease in the number and size of projects in Alaska compared to last year, and no activity in West Africa, where we had a significant ocean-bottom marine project in Q1 2017, partially offset by year-over-year increases in revenue in Colombia and Canada. Activity levels in all jurisdictions continue to be impacted by poor market conditions due to the sustained low commodity price environment and continued uncertainty regarding the outlook for the oil and gas industry.
Gross profit was $8.7 million, or 23.4% of revenues, compared to $25.1 million, or 29.2% of revenues, in Q1 2017. Gross profit for Q1 2018 and Q1 2017 included depreciation expense of $2.4 million and $3.3 million, respectively. Gross profit excluding depreciation expense, or adjusted gross profit, which is a non-GAAP measure that is defined and calculated below, for Q1 2018 was $11.1 million, or 29.9% of revenues, compared to $28.4 million, or 33.0% of revenues, in Q1 2017. The year-over-year decrease in gross profit during Q1 2018 was primarily due to the decrease in revenue and less favorable pricing when taking into account the fixed costs involved in our projects.
Selling, general and administrative (“SG&A”) expenses during the quarter decreased 2.1% to $6.4 million from $6.5 million in Q1 2017. The decrease in SG&A expenses was primarily due to cost reduction initiatives offset by a year-over-year increase in stock based compensation expense in Q1 2018 due to the accelerated vesting of outstanding equity awards under our previous long-term incentive plan that was replaced as a part of our recent restructuring. During Q1 2018 and Q1 2017, there were approximately $1.2 million and $0.9 million, respectively, of non-recurring or non-cash expenses included in SG&A.
(Loss) income before income taxes was $(0.9) million during the quarter, compared to $10.6 million in Q1 2017. The decrease in (loss) income before income taxes was largely due to lower gross profit generated on lower revenue, partially offset by a decrease in interest expense, which was $3.1 million during the period, compared to $8.4 million in Q1 2017. During Q1 2018, interest expense included approximately $1.2 million of non-cash amortization costs, compared to $5.3 million of non-cash amortization costs and $2.2 million of interest that was paid in-kind during Q1 2017.
Net (loss) income available to common stockholders for the quarter was $(38.5) million, or $(3.79) per diluted share, compared to $6.8 million, or $0.73 per diluted share, in Q1 2017. Net (loss) income was impacted by a number of factors during Q1 2018, including:

•	Decreased revenue and lower gross profit;

•	Higher effective tax rate; and

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•	Amortization of Series A Preferred Stock discount; partially offset by

•	Lower interest expense.
Adjusted EBITDA, which is a non-GAAP measure and is defined and calculated below, was $6.0 million during the quarter, compared to $22.7 million in Q1 2017.
Capital expenditures were $0.1 million during the quarter, compared to $2.2 million in Q1 2017. The low level of capital expenditures in Q1 2018 was primarily due to the continuation of unfavorable conditions in the oil and gas industry, which presented limited to no growth opportunities requiring SAE to make capital expenditures. Due to current activity levels, SAE continues to expect its capital expenditures for 2018 to be less than $5.0 million.
On March 31, 2018, cash and cash equivalents totaled $13.4 million, working capital was $10.3 million, total debt at face value, excluding net unamortized premiums or discounts, was $57.8 million, and total stockholders’ equity was $41.0 million.
Contracted Backlog
As of March 31, 2018, SAE’s backlog was $35.3 million. Bids outstanding on the same date totaled $401.4 million. Approximately 71% of the backlog is comprised of land-based projects and the remainder is comprised of marine projects. Additionally, approximately 44% of the projects are located in South America, 27% in North America, and the remainder in Europe. SAE currently expects to substantially complete all of the projects in its backlog on March 31, 2018 during the remainder of 2018.
The estimations of realization from our backlog can be impacted by a number of factors, however, including deteriorating industry conditions, customer delays or cancellations, permitting or project delays and environmental conditions.
Investor Conference Call
SAE will host a conference call on Wednesday, May 16, 2018 at 10:00 a.m. Eastern Time to discuss its unaudited consolidated financial results for the first quarter ended March 31, 2018. Participants can access the conference call by dialing (855) 433-0934 (toll-free) or (484) 756-4291 (toll). SAE will also offer a live webcast of the conference call on the Investors section of its website at www.saexploration.com.
To listen live via the company’s website, please go to the website at least 15 minutes prior to the start of the call to register and download any necessary audio software. A replay of the webcast for the conference call will be archived on the company’s website and can be accessed by visiting the Investors section of SAE’s website.
About SAExploration Holdings, Inc.
SAE is an internationally-focused oilfield services company offering a full range of vertically-integrated seismic data acquisition and logistical support services in remote and complex environments throughout Alaska, Canada, South America, Southeast Asia and West Africa. In addition to the acquisition of 2D, 3D, time-lapse 4D and multi-component seismic data on land, in transition zones and offshore in depths reaching 3,000 meters, SAE offers a full suite of logistical support and in-field data processing services, such as program design, planning and permitting, camp services and infrastructure, surveying, drilling, environmental assessment and reclamation and community relations. SAE operates crews around the world, performing major projects for its blue-chip customer base, which includes major integrated oil companies, national oil companies and large independent oil and gas exploration companies. Operations are supported through a multi-national presence in Houston, Alaska,

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Canada, Peru, Colombia, Bolivia and Malaysia. For more information, please visit SAE’s website at www.saexploration.com.
The information in SAE’s website is not, and shall not be deemed to be, a part of this release or incorporated in filings SAE makes with the Securities and Exchange Commission.
Forward Looking Statements
This press release contains certain "forward-looking statements" within the meaning of the U.S. federal securities laws with respect to SAE. These statements can be identified by the use of words or phrases such as “expects,” “estimates,” “projects,” “budgets,” “forecasts,” “anticipates,” “intends,” “plans,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions. These forward-looking statements include statements regarding SAE's financial condition, results of operations and business and SAE's expectations or beliefs concerning future periods and possible future events. These statements are subject to significant known and unknown risks and uncertainties that could cause actual results to differ materially from those stated in, and implied by, this press release. Risks and uncertainties that could cause actual results to vary materially from SAE’s expectations are described under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in SAE’s filings with the Securities and Exchange Commission. Except as required by applicable law, SAE is not under any obligation to, and expressly disclaims any obligation to, update or alter its forward looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.
Contact
SAExploration Holdings, Inc.
Ryan Abney
Vice President, Finance
(281) 258-4400
rabney@saexploration.com

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UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2018	2017

Revenue from services	$37,123	$86,169
Cost of services excluding depreciation and amortization expense	26,005	57,774
Depreciation and amortization expense included in cost of services	2,421	3,251
Gross profit	8,697	25,144
Selling, general and administrative expenses	6,377	6,517
Income from operations	2,320	18,627
Other (expense) income:
Interest expense, net	(3,141)	(8,358)
Foreign exchange (loss) gain, net	(174)	311
Other income (expense), net	145	(13)
Total other expense, net	(3,170)	(8,060)
(Loss) income before income taxes	(850)	10,567
Provision for income taxes	624	1,740
Net (loss) income	(1,474)	8,827
Less: net income attributable to non-controlling interest	835	1,982
Net (loss) income attributable to the Corporation	(2,309)	6,845
Less: preferred stock dividends	456	—
Less: accretion of Series A preferred stock discount	35,695	—
Net (loss) income available to common stockholders	$(38,460)	$6,845

(Loss) income per share:
Weighted average basic shares outstanding	10,154,195	9,358,529
(Loss) income per share – basic	$(3.79)	$0.73
Weighted average diluted shares outstanding	10,154,195	9,391,022
(Loss) income per share – diluted	$(3.79)	$0.73

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CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and par value amounts)

	March 31,	December 31,
	2018	2017
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$13,395	$3,613
Restricted cash	17	41
Accounts receivable, net	19,558	6,105
Deferred costs on contracts	2,275	2,107
Prepaid expenses	3,414	6,395
Other assets	555	—
Total current assets	39,214	18,261
Property and equipment, net of accumulated depreciation of $75,046 and $72,649 at March 31, 2018 and December 31, 2017, respectively	30,638	32,946
Intangible assets, net of accumulated amortization of $758 and $732 at March 31, 2018 and December 31, 2017, respectively	629	671
Goodwill	1,783	1,832
Deferred loan issuance costs, net	4,282	5,352
Accounts receivable, noncurrent, net	78,102	78,102
Deferred income tax assets	5,123	4,592
Other assets	181	182
Total assets	$159,952	$141,938
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$12,167	$4,551
Accrued liabilities	8,778	6,311
Income and other taxes payable	7,706	7,887
Borrowings under senior loan facility	—	995
Deferred revenue	257	1,477
Total current liabilities	28,908	21,221
Borrowings under credit facility, net of unamortized deferred loan issuance costs of $440 and $599 at March 31, 2018 and December 31, 2017, respectively	19,560	4,401
Borrowings under senior loan facility	29,000	29,000
Second lien notes, net of unamortized discount of $4 and $60 at March 31, 2018 and December 31, 2017, respectively	6,956	85,050
Senior secured notes, net of unamortized deferred loan issuance costs of $21 and $25 at March 31, 2018 and December 31, 2017, respectively	1,844	1,847
Other long-term liabilities	615	608
Total liabilities	86,883	142,127
Mezzanine equity:
Series A preferred stock, $0.0001 par value, 1,000,000 shares authorized, redemption value of $32,105 and 31,669 shares outstanding at March 31, 2018 and no shares outstanding at December 31, 2017	32,105	—
Stockholders’ equity (deficit):
Common stock, $0.0001 par value, 200,000,000 and 55,000,000 shares authorized, and 14,922,117 and 9,424,334 outstanding at March 31, 2018 and December 31, 2017, respectively	2	1
Additional paid-in capital	175,660	133,741
Accumulated deficit	(135,321)	(133,306)
Accumulated other comprehensive loss	(4,494)	(5,082)
Treasury stock, at cost	(288)	(113)
Total stockholders’ equity (deficit) attributable to the Corporation	35,559	(4,759)
Non-controlling interest	5,405	4,570
Total stockholders’ equity (deficit)	40,964	(189)
Total liabilities and stockholders’ equity (deficit)	$159,952	$141,938

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UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME
(In thousands)

	Three Months Ended March 31,
	2018	2017

Net (loss) income	$(1,474)	$8,827
Foreign currency translation (loss) gain	588	(65)
Total comprehensive (loss) income	(886)	8,762
Less: comprehensive income attributable to non-controlling interest	835	1,982
Comprehensive (loss) income attributable to the Corporation	(1,721)	6,780
Less: Series A preferred stock dividend	456	—
Less: accretion of Series A preferred stock discount	35,695	—
Comprehensive (loss) income available to common stockholders	$(37,872)	$6,780

UNAUDITED CONSOLIDATED REVENUES BY REGION
(In thousands)

	Three Months Ended March 31,
	2018	%	2017	%

North America	$27,679	74.6%	$46,364	53.8%
South America	9,444	25.4%	1,771	2.1%
Southeast Asia	—	—	2,868	3.3%
West Africa	—	—	35,166	40.8%
Total revenue	$37,123	100.0%	$86,169	100.0%

UNAUDITED RECONCILIATION OF NET (LOSS) INCOME TO NON-GAAP ADJUSTED EBITDA
(In thousands)

We use an adjusted form of EBITDA to measure period-over-period performance, which is a non-GAAP measurement. Adjusted EBITDA is defined as net (loss) income plus (i) depreciation and amortization; (ii) interest expense; (iii) income taxes; (iv) share-based compensation; (v) gain on early extinguishment of debt; (vi) (gain) loss on disposal of property and equipment; (vii) foreign exchange loss (gain); and (viii) non-recurring expenses. Our management uses Adjusted EBITDA as a supplemental financial measure to assess: (i) the financial performance of our assets without regard to financing methods, capital structures, taxes, historical cost basis or non-recurring expenses; (ii) our liquidity and operating performance over time in relation to other companies that own similar assets and calculate Adjusted EBITDA in a similar manner; and (iii) the ability of our assets to generate cash sufficient to pay potential interest cost. We consider Adjusted EBITDA as presented below to be the primary measure of period-over-period changes in our operational cash flow performance.

The terms EBITDA and Adjusted EBITDA are not defined under GAAP, and we acknowledge that these are not measures of operating income, operating performance or liquidity presented in accordance with GAAP. When assessing our operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income, cash flow from operating activities or other cash flow data calculated in accordance with GAAP. In addition, our calculation of Adjusted EBITDA may not be comparable to EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate EBITDA or similarly titled measures in the same manner. Further, the results presented by Adjusted EBITDA cannot be achieved without incurring the costs that the measure excludes.

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The computation of our Adjusted EBITDA, a non-GAAP measure, from net (loss) income, the most directly comparable GAAP financial measure, is provided in the table below.

	Three Months Ended March 31,
	2018	2017

Net (loss) income	$(1,474)	$8,827
Depreciation and amortization (1)	2,499	3,356
Interest expense, net	3,141	8,358
Provision for income taxes	624	1,740
Share-based compensation (2)	1,053	629
Gain on early extinguishment of debt (3)	(53)	—
(Gain) loss on disposal of property and equipment, net (4)	(181)	4
Foreign exchange loss (gain), net (5)	174	(311)
Non-recurring expenses (6)(7)	253	112
Adjusted EBITDA	$6,036	$22,715

(1)    Additional depreciation and amortization expenses not related to the cost of services were $78 and $105 in the three months ended March 31, 2018 and 2017, respectively.
(2)    Share-based compensation primarily relates to the non-cash value of stock options and restricted stock awards granted to the company’s employees and directors.
(3)    Gain on early extinguishment of debt is primarily the impact of the exchange offer related to the 2017 Restructuring that closed on January 29, 2018.
(4)    (Gain) loss on disposal of property and equipment, net, is primarily the impact of sale of equipment.
(5)    Foreign exchange loss (gain), net, includes the effect of both realized and unrealized foreign exchange transactions.
(6)    Non-recurring expenses in 2018 primarily consist of severance payments incurred at several locations and various non-operating expenses incurred at the corporate location for legal and consulting fees.
(7)    Non-recurring expenses in 2017 primarily consist of various non-operating expenses incurred at the corporate location for legal and consulting fees.

UNAUDITED RECONCILIATION OF GROSS PROFIT TO NON-GAAP ADJUSTED GROSS PROFIT
(In thousands)

We use an adjusted form of gross profit to measure period-over-period performance, which is not derived in accordance with GAAP. Adjusted Gross Profit is defined as gross profit plus depreciation and amortization expense related to the cost of services. Our management uses Adjusted Gross Profit as a substantial financial measure to assess the cost management and performance of our projects. Within the seismic data services industry, gross profit is presented both with and without depreciation and amortization expense on equipment used in operations and, therefore, we also use this measure to assess our performance over time in relation to other companies that own similar assets and calculate gross profit in the same manner.

The term Adjusted Gross Profit is not defined under GAAP, and we acknowledge that it is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. When assessing our operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for gross profit calculated in accordance with GAAP. In addition, our calculation of Adjusted Gross Profit may not be comparable to gross profit or similarly titled measures utilized by other companies since such other companies may not calculate adjusted gross profit in the same manner. Further, the results presented by Adjusted Gross Profit cannot be achieved without incurring the costs that the measure excludes.

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The computation of our Adjusted Gross Profit, a non-GAAP measure, from gross profit, the most directly comparable GAAP financial measure, is provided in the table below:

	Three Months Ended March 31,
	2018	2017

Gross profit as presented	$8,697	$25,144
Depreciation and amortization expense included in cost of services (1)	2,421	3,251
Adjusted gross profit	$11,118	$28,395

(1) Depreciation and amortization expense included in cost of services includes depreciation and amortization on equipment used in operations.

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